Morgan Stanley Tax-Free Daily Income Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 State of California 2012-2013 Revenue
Anticipation Notes Series A-2
Purchase/Trade Date:	  8/17/2012
Offering Price of Shares: $101.701
Total Amount of Offering: $7,500,000,000
Amount Purchased by Fund: $52,000,000
Percentage of Offering Purchased by Fund: 0.693
Percentage of Fund's Total Assets: 2.54
Brokers: JP Morgan, Wells Fargo Securities, De La Rosa &
Co., Academy Securities, Inc., BAIRD, Blaylock Robert Van,
LLC, Citigroup, Drexel Hamilton, LLC, Jackson Securities
LLC, Loop Capital Markets, Morgan Stanley, Prager & Co.,
LLC, RBC Capital Markets, Southwest Securities, Inc., US
Bancorp Investments, Inc., Alamo Capital, BMO Capital
Markets GKST Inc., BofA Merrill Lynch, City National
Securities, Inc., Fidelity Capital Markets, Jefferies, M.R. Beal & Company, Oppenheimer & Co. Inc., Ramirez & Co., Inc.,
Rice Financial Products Company, Stone & Youngberg, a
Division of Stifel Nicolaus, Wedbush Securities, Backstrom McCarley Berry & Co., LLC, Barclays, Cabrera Capital
Markets, LLC, Comerica Securities, Goldman, Sachs & Co.,
KeyBanc Capital Markets Inc., Mitsubishi UFJ Securities,
Piper Jaffray & Co., Raymond James Morgan Keegan, Siebert Brandford Shank & Co., LLC, The Williams Capital Group,
LP, William Blair & Company
Purchased from:  JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities:
YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.